COVENANT NOT TO COMPETE
                       AND NON-DISCLOSURE AGREEMENT


PARTIES:

          Mark G. Parker (EMPLOYEE)

          NIKE, Inc., an Oregon corporation, and its divisions, subsidiaries and affiliates (NIKE)

DATE: October 6, 1994

RECITALS:

          A. This Covenant Not to Compete is executed upon the EMPLOYEE's assumption of additional responsibilities for worldwide marketing and development activities of NIKE.

          B. Over the course of EMPLOYEE's employment with NIKE, EMPLOYEE will be or has been exposed to and/or in a position to generate confidential information including but not limited to confidential techniques, methods, styles, designs and design concepts, developments, customer lists, vendor lists, contract factory lists, pricing information, manufacturing plans, business plans, marketing plans, sales information, methods of operation, knowledge and data relating to processes, products, machines, compounds and compositions, formulae, lasts and molds. It is anticipated that EMPLOYEE will continue to be exposed to confidential information, will be exposed to more confidential information and to confidential information of greater sensitivity as EMPLOYEE advances in the company. This confidential information is information peculiar to NIKE's business. The nature of NIKE's business is highly competitive and disclosure of any confidential information would result in severe damage to NIKE and be difficult to measure.

          C. NIKE makes use of the confidential information described in paragraph B above throughout the world. This confidential information of NIKE can be used to NIKE's detriment anywhere in the world.

          D. The provisions of this Covenant Not to Compete and Non-Disclosure Agreement are a condition of EMPLOYEE's employment advancement with NIKE.

          E. The provisions of this Covenant Not to Compete and Non-Disclosure Agreement are reasonable.


AGREEMENTS:

          1. COVENANT NOT TO COMPETE. During the period of time EMPLOYEE is employed by NIKE, under the terms of any employment contract or otherwise, and for one (1) year thereafter, EMPLOYEE will not directly or indirectly, own, manage, operate, join, control, or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with, any business engaged anywhere in the world in the athletic footwear business, athletic apparel business, or any other business which directly competes with NIKE or any of its subsidiaries or affiliated corporations. This provision is (a) subject to NIKE's option to waive, but only with the concurrence of the EMPLOYEE, all or any portion of the one (1) year time period of non-competition following termination more specifically provided for in paragraph 2; and (b) subject to NIKE's option to specifically identify, at the time of termination, those businesses which EMPLOYEE may not be employed by or connected with for the period of non-competition. NIKE agrees to act in good faith in its exercise of the above-noted options.

          2.     ADDITIONAL CONSIDERATION.

                 a. As additional consideration for the covenant not to compete described in paragraph 1 above, it is agreed that:

                           (i)     If EMPLOYEE voluntarily leaves the
employ of NIKE at any time during the term hereof, NIKE shall pay EMPLOYEE an amount per month equal to one-twenty-fourth (1/24) of EMPLOYEE's then current "Annual NIKE Income" (defined herein to mean base salary and bonuses received by EMPLOYEE during the twelve (12) month period immediately preceding termination), or $20,833.34 per month, whichever is greater, for the one (1) year period of non-competition following voluntary termination of employment, payable on the first day of each month, or

                           (ii)    If EMPLOYEE is involuntarily
terminated by NIKE at any time during the term hereof, either with or without cause, NIKE shall pay EMPLOYEE an amount per month equal to one-twelfth (1/12) of EMPLOYEE's then current Annual NIKE Income, or $41,666.67 per month, whichever is greater, for the one (1) year period of non-competition following involuntary termination of employment, payable on the first day of each month.

                  b.     NIKE may waive all or any portion of the one
(1) year period of non-competition following termination, subject to the following provisions:

                           (i)     At any time during, or prior to the
commencement of, the one (1) year period, NIKE may tender to EMPLOYEE thirty (30) days written notice of its desire to waive all or the then remaining portion of the one (1) year period of non-competition.
Within the thirty (30) day notice period, EMPLOYEE will have the option of accepting or rejecting NIKE's tender by advising NIKE in writing of EMPLOYEE's election to accept the waiver, in which event EMPLOYEE would be free to compete at the end of the thirty (30) day notice period and all payments to EMPLOYEE hereunder would cease, or to reject the waiver, in which event EMPLOYEE would continue to be prohibited from competing for the remaining portion of the one (1) year period of non-competition and payments to EMPLOYEE would continue as herein provided.

                           (ii)    However, notwithstanding anything
contained in subparagraph 2(b)(i) above, if EMPLOYEE is terminated by NIKE "for cause" (defined herein to include only continual and repeated neglect of duties and dishonesty) NIKE shall have the unqualified right to waive, without EMPLOYEE's consent, all or any portion of the one (1) year period of non-competition following termination, by giving EMPLOYEE written notice of such election not less than thirty (30) days
prior to the effective date of the waiver.   In that event, NIKE shall
not be obligated to pay EMPLOYEE hereunder for any months as to which the covenant not to compete has been waived.

          3.     LESSER RESTRICTIONS.     Should any of the terms of
paragraphs 1 and 2 above be found unreasonable or invalid by any court of competent jurisdiction, the parties agree to accept as binding, in lieu thereof, the maximum terms enforceable by law.

          4.     EXTENSION OF TIME.     The covenant not to compete
described in paragraphs 1, 2 and 3 above shall be extended by a time period equal to any time consumed in enforcement of the obligations hereunder during which EMPLOYEE engaged in activities violating the covenant not to compete.

          5.     NON-DISCLOSURE AGREEMENT.    During the period of
employment by NIKE and forever thereafter, EMPLOYEE will hold in confidence all information of a confidential nature, including but not limited to the information described in Recital "B", (all of which information of a confidential nature shall hereinafter be referred to as "confidential information") and will not, any time, directly or indirectly, use any confidential information for any purpose outside the scope of EMPLOYEE's employment with NIKE or disclose any confidential information to any person or organization without the prior written consent of NIKE. Specifically, but not by way of limitation, EMPLOYEE shall not ever copy, transmit, reproduce, summarize, quote, publish or make any commercial or other use whatsoever of any confidential information without the prior written consent of NIKE.

          6.     RETURN OF CONFIDENTIAL INFORMATION.     Upon
termination and upon written request by NIKE at any time, EMPLOYEE shall return to NIKE all documents, records, notebooks and other similar repositories of or containing confidential information, including all copies thereof, then in EMPLOYEE's possession, whether prepared by EMPLOYEE or others, and deliver to NIKE any and all other confidential information, in whatever form, that may be in EMPLOYEE's possession or under EMPLOYEE's control.

          7.     UNAUTHORIZED USE.     During the period of employment
with NIKE and thereafter, EMPLOYEE shall notify NIKE immediately of the unauthorized possession, use or knowledge of any confidential information by any person employed or not employed by NIKE at the time of such possession, use or knowledge. EMPLOYEE shall promptly furnish details of such possession, use or knowledge to NIKE, will assist in preventing the reoccurrence of such possession, use or knowledge, and shall cooperate with NIKE in any litigation against third parties deemed necessary by NIKE to protect the confidential information. EMPLOYEE's compliance with this paragraph shall not be construed in any way as a waiver of any of NIKE's rights or remedies against EMPLOYEE arising out of or related to such unauthorized possession, use or knowledge.

          8.     INJUNCTIVE RELIEF.     The remedy at law for any
breach of this Covenant Not to Compete and Non-Disclosure Agreement will be inadequate. It is reasonable to require that EMPLOYEE not compete with NIKE in order to protect NIKE from unfair use of the confidential information. NIKE shall be entitled to injunctive relief in addition to any other remedy it may have. A breach of this Covenant Not to Compete and Non-Disclosure Agreement during the period of EMPLOYEE's employment in addition to any other rights or remedies NIKE may have.

          9. WAIVER, AMENDMENT, MODIFICATION OR CANCELLATION. No waiver, amendment, modification or cancellation of any term or condition of this Covenant Not to Compete and Non-Disclosure Agreement shall be effective unless executed in writing by the party charged therewith. No written waiver shall excuse the performance of any act other than the act or acts specifically referred to therein.

          10.    APPLICABLE LAW/JURISDICTION/VENUE.     This Covenant
Not to Compete and Non-Disclosure Agreement, and EMPLOYEE's employment hereunder, shall be construed according to the laws of the state of Oregon and EMPLOYEE hereby submits to the jurisdiction of the courts of the state of Oregon and waives application of any foreign law relating to this Agreement and EMPLOYEE's employment by NIKE. Any suit or action of any kind relating to this Agreement or the subject matter hereof shall be brought in a court located in Washington County, Oregon.

EMPLOYEE                               NIKE, Inc.

By: /s/ Mark G. Parker                 By: /s/ Philip H. Knight
_______________________                _________________________
Name: Mark G. Parker                   Name: Philip H. Knight